EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD PRIME TO EXPLORE STRATEGIC ALTERNATIVES TO INCREASE SHAREHOLDER VALUE
DALLAS, August 28, 2015 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that the Independent Directors of the Board have decided to explore a full range of strategic alternatives, including a possible sale of the Company. The Independent Directors have retained Deutsche Bank Securities Inc. as their financial advisor to assist in this process.
“Our Board of Directors and management team remain committed to acting in the best interests of our shareholders,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “We do not believe Ashford Prime’s current share price accurately reflects the Company’s intrinsic value. While we are confident in our strategic plan, we have concluded that we should consider all other opportunities to maximize shareholder value.”
The Independent Directors are in the beginning stage of the strategic review, and there can be no assurance that the Company will enter into any transaction at this time or in the future. The Company does not intend to make any further public comment regarding the review until it has been completed.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate,"

"should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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